Exhibit 10.1

Non-Employee Director Compensation Summary

The following is a summary of the compensation program for non-employee directors of Momenta Pharmaceuticals, Inc. (the “Company”):

Stock Option Grant Upon Initial Appointment or Election

Each new non-employee director receives an option to purchase up to 33,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board of Directors (the “Board”), with 1/3 of such option to vest on the first anniversary of the date of grant and an additional 8 1/3% to vest at the end of every three-month period thereafter, subject to the director’s continued service to the Company.  Each option is granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a stock option award agreement in substantially the form of the Company’s standard stock option agreement approved by the Board.

Annual Option and Restricted Stock Grant

Each non-employee director who served as a director in the previous year receives an option to purchase up to 11,000 shares of the Company’s common stock on the date of the scheduled meeting of the Board coinciding with each annual meeting of the Company’s stockholders, with such option to vest in full on the first anniversary of the date of grant, subject to the director’s continued service to the Company.  Each option is granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a stock option award agreement in substantially the form of the Company’s standard stock option agreement approved by the Board.

Each non-employee director who served as a director in the previous year receives 5,500 restricted shares of common stock of the Company on the date of the scheduled meeting of the Board coinciding with each annual meeting of the Company’s stockholders, with 100% of the shares to vest and become free from forfeiture and transfer restrictions on the first anniversary of date of grant, subject to the director’s continued service to the Company.  The shares of restricted common stock are granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a restricted stock award agreement in substantially the form of the Company’s standard restricted stock award agreement approved by the Board.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses

Each non-employee director is entitled to receive an annual retainer for his or her service on the Board, as well as additional fees for committee service, as follows:

Position	Fees
Annual Retainer	$40,000
Non-Employee Chairman of the Board	$30,000
Audit Committee Chair	$20,000
Audit Committee Members (other than the Chair)	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Members (other than the Chair)	$7,500
Nominating and Corporate Governance Committee Chair	$12,000
Nominating and Corporate Governance Committee Members (other than the Chair)	$6,000
Science Committee Chair	$10,000
Science Committee Members	$7,500
Additional Payments to Science Committee Chair and Members	$3,000 for each all day session attended (up to a maximum of $15,000 per year) that is in addition to the standard quarterly meetings of the Scientific Committee

All retainer amounts are paid quarterly in arrears during the fiscal year. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending Board meetings.